UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 8, 2011

DEL MONTE CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	333-107830-05	75-3064217
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Maritime Plaza, San Francisco, California		94111
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code:                             (415) 247-3000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Del Monte Corporation Annual Incentive Plan

On September 8, 2011, the Compensation and Benefits Committee of the Board of Directors (the “Compensation Committee”) of Del Monte Corporation (the “Company”) adopted the Del Monte Corporation Annual Incentive Plan (the “Annual Incentive Plan”), effective beginning with the Company’s 2012 fiscal year.

The Annual Incentive Plan provides for annual cash bonuses to certain management employees (including individuals who have been designated Named Executive Officers of the Company) and other key contributors based upon Company and individual performance. The objectives of the Annual Incentive Plan as stated therein are: (i) to link annual corporate and business priorities with individual and group performance, reinforcing line of sight and contribution to results; (ii) to reinforce a high performance culture tying rewards to measurable accountabilities and goal achievement; (iii) to recognize and reward individual performance and differentiate award levels based on absolute and relative contributions; and (iv) to provide a variable award opportunity as part of a competitive total compensation program that enables the Company to attract, retain, and motivate its leadership and key employees. The Company-based performance goals may be related to, or based on, any one or more of the following performance criteria: objectives related to cash flow; earnings (including net earnings, earnings before interest, taxes and depreciation (EBIT) and earnings before interest, taxes, depreciation and amortization (EBITDA)); margin (including gross margin, net margin and operating margin); return on assets, net assets, or invested capital (ROIC); revenue; pre-tax profit; net operating profit; income, net income or operating income; sales or revenue targets; expenses and cost reduction goals; improvement in or attainment of working capital levels; average working capital; implementation or completion of projects or processes; debt metrics (including net debt reduction); performance against operating budget goals; operating efficiency; or any such other objectives as determined by the Plan Administrator (as such term is defined in the Annual Incentive Plan).

For each plan year under the Annual Incentive Plan, each participant is assigned a target annual incentive award opportunity expressed as a percentage of such participant’s Fiscal Year Base Earnings, as such term is defined in the Annual Incentive Plan. The assigned target award opportunity as a percentage of Fiscal Year Base Earnings for each of the current Named Executive Officers (other than the CEO) is the same as such officer’s target award as a percentage of base salary under the previously applicable Del Monte Foods Company annual incentive plan. Information regarding the CEO’s compensation, including his target award, is included in the Company’s Current Report on Form 8-K dated May 13, 2011. Actual awards are based on achievement with respect to performance measures determined for each applicable plan year, as well as individual performance. The maximum award payable under the Annual Incentive Plan for any plan year to any participant is $3,000,000. The Compensation Committee (or others who may qualify as Plan Administrators) has the discretion to reduce any award below the amount calculated under the Annual Incentive Plan formula, including to zero.

Generally, a participant must remain employed with the Company through the date of distribution of awards with respect to a plan year in order to receive an award for such plan year under the Annual Incentive Plan. However, in the event of the termination of a participant’s service due to death, disability, or retirement prior to the end of a plan year, the participant will receive a pro-rated portion of his or her target award with respect to such plan year, but not further adjusted for performance. In the event of the termination of a participant’s service by the Company for any reason other than death, disability, retirement, or cause, on or after the last business day of a plan year but prior to the date of distribution of awards for such plan year, the participant will receive the award he or she would have received for such plan year had the termination of service not occurred.

Payments made to a participant will be subject to repayment if (i) the Company or any of its subsidiaries restates any financial report that, due to misconduct, was materially noncompliant with applicable securities laws when filed, (ii) the participant was an executive officer at the time the financial report was first issued, and (iii) the participant receives any amounts under the Annual Incentive Plan during the 12-month period after the restated financial report (i.e., the financial report that was later restated) was first publicly issued or filed with the U.S. Securities and Exchange Commission.

The foregoing summary of the Annual Incentive Plan does not purport to be complete and is qualified in its entirety by reference to the Del Monte Corporation Annual Incentive Plan, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
*10.1	Del Monte Corporation Annual Incentive Plan, as adopted September 8, 2011

*indicates a management contract or compensatory plan or arrangement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEL MONTE CORPORATION

By:	/s/ James Potter
Name:	James Potter
Title:	Secretary

Date: September 13, 2011

INDEX OF EXHIBITS

Exhibit No.	Description
*10.1	Del Monte Corporation Annual Incentive Plan, as adopted September 8, 2011

*indicates a management contract or compensatory plan or arrangement